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Exhibit 99.1

Veritas DGC Inc.
Delays Fourth Quarter Earnings Release

HOUSTON—September 1, 2004—Veritas DGC Inc. (NYSE & TSX: VTS) announced today that it will delay its earnings release and related teleconference previously scheduled for September 2, 2004.

In the process of completing the review of its fourth quarter results, the company identified on its balance sheet approximately $1.2 million related to the depreciation of certain equipment placed in service more than five years ago which may not have been accounted for properly. The company is currently working to evaluate the correct treatment of the amount and has not yet completed its procedures with respect to its fourth quarter and fiscal 2004 financial results. The company cautions that its review of this matter is ongoing and additional adjustments may result from its review. The company will announce the new date of its earnings release and teleconference at a later time.

The company stated that it expects that its earnings per share for the fourth quarter will be in the range of $0.08 to $0.10 per fully diluted common share. This expected range of earnings includes the effect of recording, in the fourth quarter, management's current estimate of the earnings impact of the depreciation issue and is based upon the procedures completed to date but does not take into account the potential effect of any other adjustments that could occur as a result of completion of the company's procedures or the audit by its independent auditors.

Thierry Pilenko, Chairman and CEO said, "Although our multi-client business performed well during the fourth quarter, our results will reflect a difficult quarter in our contract business caused primarily by unfavorable weather conditions."

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These statements are not guarantees of future performance, involve certain risks, uncertainties, and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. Factors discussed in Veritas' periodic filings with the SEC, including its Annual Reports on Form 10-K, most recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as well as the effects of the company's ongoing internal review of its financial results, could cause actual results to differ materially from those described in the forward-looking statements. Veritas is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Veritas DGC Inc., headquartered in Houston, Texas, is a leading provider of integrated geophysical, geological and reservoir technologies to the petroleum industry worldwide.

For additional information regarding Veritas DGC Inc., please visit its website at www.veritasdgc.com or contact:

Mindy Ingle, Investor Relations	(832) 351-8821
Mark E. Baldwin, Executive Vice President, Chief Financial Officer & Treasurer

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  Exhibit 99.1